                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

                       38345 WEST TEN MILE ROAD, SUITE 100
                        FARMINGTON HILLS, MICHIGAN 48335


                                 August 14, 2001


Mr. Alfred R. Novas
12770 SW 53rd Street
Miami, Florida  33175

         Re:  Your Employment Agreement with Childtime Learning Centers, Inc.

Dear Alfred:

         Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), is pleased to offer you the position of President and Chief Executive Officer of the Company upon the following terms of this letter agreement (this "Employment Agreement"):

         1. Employment. Beginning on the sooner of the commencement of employment with the Company or August 29, 2001 (the "Effective Date"), you will be the President and Chief Executive Officer of the Company, reporting exclusively and directly to the Board of Directors of the Company and to Jacobson Partners, a consultant engaged by the Board. You will devote your full working time, attention and best efforts to such position and you will have such authorities and responsibilities and perform such duties for the Company as may reasonably be established by the Board of Directors from time to time. Your services will be performed in the Detroit metropolitan area or at such other locations as will be selected by the Board of Directors. In addition to your position as President and Chief Executive Officer of the Company at all times during the Employment Term (as defined below) you will be a member of the Board of Directors of the Company.

         2. Rights, Duties and Obligations. Your rights, obligations and duties are governed by this Employment Agreement, as the same may be amended from time to time in accordance with the terms hereof. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment after the Employment Term. Any continued employment after the Employment Term will be employment at will and your salary, benefits and termination benefits (if any) will be determined by the Board of Directors in its sole discretion. In the event the Board of Directors has determined not to renew your employment beyond the Employment Term, the Board will use its best efforts to give you notice of such decision six months before the expiration of the Employment Term but, in no event, not less than 90 days before such expiration.

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

         3. Compensation; Stock Options; Stock Purchase.


                  (a) Salary. The Company will pay you a salary during the Employment Term at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per each twelve (12) month period commencing on the Effective Date and each subsequent anniversary of the Effective Date (each such 12-month period being referred to herein as a "Contract Year"), or such higher amount as may be established by the Compensation Committee of the Board of Directors from time to time (the "Base Salary"), payable in accordance with the Company's standard payroll practices for executives (but in any event paid in equal installments not less frequently than semi-monthly).

                  (b) Signing Bonus. In addition to the Base Salary, upon the Effective Date the Company will pay you a cash signing bonus in an amount equal to $50,000 (the "Signing Bonus").

                  (c) Annual Bonus. In addition to the Base Salary and Signing Bonus, you will have the opportunity to earn an annual cash bonus (the "Annual Bonus"), payable within 90 days after the end of each fiscal year during the Employment Term, in an amount up to 100% of your Base Salary, based on the Company's gross sales and EBITDA for each such fiscal year determined in accordance with generally accepted accounting principles (as reflected in the Company's audited financial statements for such year). The Annual Bonus for each fiscal year will be determined pursuant to a formula established by the Board of Directors within 120 days after the beginning of each such fiscal year, except that the formula applicable to the current fiscal year will be established within 60 days after the Effective Date.

                  (d) Stock Options. On the Effective Date, the Company will grant to you, subject to shareholder approval, the following nonqualified options (the "Stock Options") to purchase the Company's common stock: (i) 200,000 shares at an exercise price equal to the Market Price (as defined below); (ii) 200,000 shares at an exercise price equal to $11.00 per share; and
(iii) 200,000 shares at an exercise price equal to $13.00 per share. For purposes of this paragraph 3(d), "Market Price" means $8.11 per share, the most recent closing price prior to the date of this Agreement of the Company's common stock on the NASDAQ National Market System. Subject to your continued employment with the Company and the provisions of paragraph 8, the Stock Options will be exercisable for seven years from the date of grant and will fully vest on the third anniversary of the Effective Date. The Stock Options will be granted on terms substantially similar to those made available to other officers of the Company, except as provided in this paragraph 3(d).

                  (e) Stock Purchase. Within 10 business days after the Effective Date, you will purchase from the Company 15,000 shares of the Company's common stock at a per share purchase price equal to the Market Price.

                  (f) Proxy. Upon becoming the beneficial owner of record of any common shares of the Company through the exercise of the Stock Options granted pursuant to paragraph 3(d), you agree to execute and deliver an Irrevocable Proxy in the form of Exhibit A attached to this Employment Agreement, which Irrevocable Proxy will give George A. Kellner a proxy to vote any

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

such common shares owned by you or acquired in the future by you upon exercise of the Stock Options granted pursuant to paragraph 3(d) (but not shares acquired by you pursuant to paragraph 3(e), in the open market or otherwise). Any certificate evidencing common shares of the Company issued to you upon exercise of the Stock Options granted pursuant to paragraph 3(d) will contain, on the back side thereof, a legend disclosing your grant of the foregoing Irrevocable Proxy.

         4. Expenses. The Company will pay or reimburse you for (a) any reasonable expenses incurred by you on behalf of the Company in the performance of your duties during the Employment Term and (b) the expenses of relocating your residence to the Detroit metropolitan area, including closing costs for the purchase or lease of a home and moving expenses, such reimbursement of relocation expenses will be made on an after-tax basis but will not, in the aggregate, exceed $50,000; provided that you submit to the Company all documentation of such business or relocation expenses as may be necessary for tax purposes and comply with such guidelines regarding reimbursement of expenses as the Board of Directors of the Company may from time to time reasonably establish.

         5. Benefits. You will be entitled to participate in any group benefit plans applicable to executive employees of the Company from time to time, including medical, dental, qualified and/or non-qualified pension, 401(k), disability and life insurance plans, and director and officer liability insurance (collectively, the "Benefit Plans"). You will receive a monthly automobile allowance in the amount of $750.00. You will also be entitled to and will receive three weeks' paid vacation for each Contract Year during the Employment Term pursuant to the Company's existing vacation policies.

         6. Term. The term of your employment provided for herein (the "Employment Term") will commence on the Effective Date and, subject to earlier termination as provided in paragraph 7 hereof, will terminate on the third anniversary of the Effective Date.

         7. Termination of Employment. Your employment with the Company and the Employment Term will terminate upon the occurrence of the first of the following events:

                  (a) Death.  Automatically on the date of your death.

                  (b) Disability. Upon thirty (30) days written notice by the Company to you of a termination due to Disability, provided such notice is delivered during the period of Disability. "Disability" means, for purposes of this Employment Agreement, (i) if you are covered by a disability insurance policy, the definition of "disability" in such policy, and (ii) if you are not covered by disability insurance policy, your inability, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of your material duties of employment with the Company as contemplated by paragraph 1 hereof for a period of more than 120 days during any calendar year or more than ninety (90) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration will not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

existence or non-existence of a Disability will be determined by a physician mutually acceptable to us (who will be paid for by the Company), whose determination will be final and binding.

                  (c) By the Company for Cause. Immediately upon written notice by the Company to you of a termination for Cause, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. "Cause" means, for purposes of this Agreement, any one or more of the following events: (i) your conviction or plea of guilty or nolo contendere for the commission of either (A) a felony or (B) a crime of moral turpitude; (ii) your embezzlement or intentional misappropriation of Company property; (iii) your fraud on, or breach of a fiduciary duty owed to, the Company; (iv) your repeated dishonesty in connection with the performance of your duties and responsibilities for the Company or any intentional act or intentional omission which you had actual knowledge would be materially injurious to the Company; (v) your excessive, unauthorized absenteeism for reasons other than accident, injury, illness, or your inability, whether mental or physical, to perform the normal duties of your position; (vi) your material breach of this Agreement, or your failure to follow the reasonable directions of the Board of Directors within the scope of your position, which is not cured by you within 30 days following the receipt of written notice of such breach or failure from the Company or its successors or assigns (provided that, if your breach or failure to perform has occurred and is cured pursuant to the foregoing twice, no notice will be necessary under this clause as a condition to a termination for "Cause" upon a third breach or failure to perform); or (vii) you have been declared by a court of competent jurisdiction bankrupt or insolvent, you have commenced a proceeding under any applicable bankruptcy, insolvency or other creditor relief statute, or you have made an assignment for the benefit or creditors.

                  (d) By the Company Without Cause. Upon written notice by the Company to you of an involuntary termination without Cause.

                  (e) By You for Good Reason. Upon 30 days written notice by you to the Company of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such 30-day period. "Good Reason" means, for purposes of this Agreement, without your express written consent, the occurrence of any one or more of the following: (i) the assignment to you of duties materially inconsistent with your then-existing authorities, duties, responsibilities and status (including offices, titles, and reporting requirements), or any material reduction in your then-existing authorities, duties, responsibilities or status (other than temporarily due to your being Disabled or otherwise incapacitated); (ii) a reduction by the Company in your Base Salary below $275,000; (iii) a material reduction in your aggregate level of participation in any of the Company's employee welfare, benefit, retirement or bonus plans, policies, practices, or arrangements in which you participated; or (iv) any other material breach by the Company of this Employment Agreement.

                  (f) By You Without Good Reason. Upon written notice by you to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the date of termination set forth in the notice but not earlier than the date of the notice itself).

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

         8. Consequences of a Termination of Employment. The amounts described in this paragraph 8 will be in lieu of any termination or severance payments required by the Company's policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Company's then existing employment policies covering Company executives or then applicable law or other benefits payable to you or your beneficiary under applicable life insurance policies), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Company. All payments under this paragraph 8 will be payable in accordance with the Company's normal payroll procedures and policies, and the Company may withhold from any payments made under this paragraph 8 all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

                  (a) Termination Due to Death or Disability. If the Employment Term ends on account of your termination due to death pursuant to paragraph 7(a) above or Disability pursuant to paragraph 7(b) above, your surviving spouse, or other beneficiary as so designated by you during your lifetime, your estate, or you, as appropriate, will be entitled, in lieu of any other payments or benefits, to (i) payment promptly of any unpaid Base Salary through the date of termination, (ii) if your termination of employment occurs within the first 90 days of a fiscal year, payment, by the end of such 90-day period, of any unpaid Annual Bonus earned with respect to the prior fiscal year, (iii) within 90 days after the end of the fiscal year in which your termination of employment occurs, the Prorated Portion (as defined below) of the Annual Bonus, if any, for such fiscal year, (iv) reimbursement for any unreimbursed business expenses incurred prior to the date of termination, and (v) any amounts, benefits or fringes due as of the date of termination under any equity, benefit, pension or fringe plan, grant, program arrangement (including accrued vacation) or other Benefit Plan in which you participate (such amounts described in clauses (i) through (v) being collectively referred to as the "Accrued Obligations"). "Prorated Portion" will be determined by multiplying the amount of the Annual Bonus that would have been payable to you for the fiscal year in which your termination of employment occurs (based on the Company's performance for the entire fiscal year) by a fraction, the numerator of which is the number of days during such fiscal year of termination that you are employed by the Company, and the denominator of which is 365.

                  (b) Involuntary Termination by the Company Without Cause or Termination by You for Good Reason. If you are involuntarily terminated by the Company without Cause in accordance with paragraph 7(d) above or you terminate your employment for Good Reason in accordance with paragraph 7(e) above, you will be entitled, in lieu of any other payments or benefits, to the following:

                           (i) payment of the Accrued Obligations;

                           (ii) payment in the amount of one year's Base Salary
(or the Base Salary in effect immediately prior to any reduction thereof which constituted, in whole or in part, the Good Reason for your termination), payable in a lump-sum upon the date of your termination of employment; and

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

                           (iii) the extension of the exercise period for the
Stock Options for six (6) months from the date of termination of your employment, but in no event beyond the seventh anniversary of the date of grant.

                  (c) Termination by the Company for Cause or Termination by You Without Good Reason. If you are terminated by the Company for Cause or terminate your employment without Good Reason, you will be entitled, in lieu of an other payments or benefits, to receive only the Accrual Obligations; except for the Prorated Portion of any Annual Bonus, which will be deemed forfeited. In the event that you are terminated by the Company for Cause or terminate your employment without Good Reason within 180 days from the Effective Date, effective upon the date of such termination of employment, you will repay to the Company a portion of the Signing Bonus determined by multiplying the Signing Bonus paid to you by a fraction, the numerator of which is the number of months (rounded to the closest whole number) from the Effective Date to the date of the termination of your employment by the Company for Cause or you without Good Reason, and the denominator of which is 6.

                  (d) Termination Due to Change of Control. In the event that your employment is terminated by the Company within six months after a Change in Control (as defined below), then you will be entitled, in lieu of any other payments or benefits, to the following:

                           (i) payment of the Accrued Obligations; except that,
instead of receiving the Prorated Portion of the Annual Bonus, if any, for the fiscal year in which your termination of employment occurs, you will be entitled to receive a lump-sum cash payment equal to the full Annual Bonus;

                           (ii) a lump-sum cash payment equal to one year's Base
Salary;

                           (iii) immediate full vesting of the Stock Options;

                           (iv) the extension of the exercise period for the
Stock Options for six (6) months from the date of termination of your employment, but in no event beyond the seventh anniversary of the date of grant; and

                           (v) continuation of the benefits of the type
described in paragraph 5, to the extent provided to you and your family immediately prior to the termination of your employment with the Company, for the one-year period following such termination.

         For purposes of this Employment Agreement, a "Change in Control" will be deemed to have occurred on the date that (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Childcare Associates or KD Partners II and their affiliates (collectively, "KD Partners") and/or Jacobson Partners and its affiliates (collectively, "Jacobson Partners"), (A) acquires beneficial ownership, directly or indirectly, of securities of the

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

Company representing 50% or more of the combined voting power of the Company's then outstanding securities and (B) exercises that voting power to replace 50% or more of the directors who were serving on the Board of Directors of the Company prior to such acquisition or (ii) any person other than KD Partners and/or Jacobson Partners acquires all or substantially all of the assets of the Company (whether by purchase, merger or consolidation).

                  No termination of the Employment Term pursuant to this paragraph 8 will relieve you of your obligations under paragraph 9 of this Employment Agreement. Upon any violation of your obligations under paragraph 9, the Company will be relieved of any obligation to pay any amount or to provide any benefit remaining to be paid or provided to you under this paragraph 8.

         9. Noncompetition/Confidentiality/Nonsolicitation.

                  (a) You will not at any time during your employment with the Company and for a period of nine months after termination of your employment be engaged, directly or indirectly (whether as an owner, officer, director, employee, consultant, partner, investor or advisor or otherwise), in the ownership, management or operation of, or in rendering services to or otherwise participating in, a child care business having operations or centers within a ten-mile radius of any Operating Center (as defined below); provided, however, that the ownership of less than 1% of the outstanding stock of a publicly traded company (or of a private company, but only to the extent such interest in the private company is owned prior to, or acquired within 120 days after, the date of this Agreement) will not, in and of itself, be deemed the ownership of such company; provided further that this paragraph 9(a) will not be applicable if your employment is terminated due to the non-renewal by the Company of this Agreement upon the expiration of the Employment Term. For purposes of this paragraph 9(a), "Operating Center" means any child care center (i) in operation or under construction by the Company or an affiliate of the Company as of the effective date of the termination of your employment, or (ii) which the Company or an affiliate of the Company is ready, willing and able to open within 18 months following the effective date of your termination of employment as evidenced by written request for governmental approvals, receipt of governmental approvals and/or contractual agreements (including letters of intent) with unrelated third parties in effect on the date of termination of your employment.

                  (b) During your employment with the Company and thereafter, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Company's detriment any confidential information relating to the business of the Company or any affiliate of the Company. Upon termination of your employment with the Company for any reason, you will immediately return to the Company all confidential materials over which you exercise any control. Information and materials will not be deemed confidential if already in the public domain or commonly known to others within the child care industry through no breach of violation of this paragraph by you. You will also not be deemed in violation of this paragraph if your disclosures are made in compliance with a subpoena or the order of a court which you reasonably believe to have competent jurisdiction, but only to the extent necessary to comply with such subpoena or order; provided, however, that prior to any such disclosure you will (i) notify the Company promptly in

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

writing of any order or request to disclose and of the facts and circumstances surrounding such order or request so that the Company may seek an appropriate protective order, and (ii) if requested by the Company, cooperate with the Company, at the Company's expense, in any proceeding to obtain an appropriate protective order and/or to quash any such subpoena or request to disclose.

                  (c) You will not at any time during your employment with the Company, and for a period of two years after the termination of such employment for any reason, directly or indirectly, induce or solicit (i) any employee of the Company to leave the employ of the Company, (ii) any independent contractor to terminate any independent contractor relationship with the Company, or (iii) any customer, tenant, lender or other party which transacts business with the Company to adversely change any relationship with the Company.

                  (d) Paragraphs 9(a), (b) and (c) above are intended to protect trade secrets and other confidential information of the Company and its affiliates, and relate to matters which are of a special and unique character, and their violation would cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the Company under this Agreement or at law or equity, the Company may obtain, as a matter of course and without the need to prove irreparable injury or to post bond, an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

         10. Inventions, etc. All patent, copyright, trademark and other intellectual property rights, ideas and inventions which are developed by you during the Employment Term in connection with the Company's business or your duties under this Employment Agreement will be the Company's property, and you will have no rights with respect thereto during or at any time after your employment with the Company.

         11. Miscellaneous.

                  (a) Assignment. Any attempt by you to assign your rights or delegate your duties under this Employment Agreement without the prior written consent of the Company will be void ab initio; provided that this Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. This Employment Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any such successor will be deemed substituted for all purposes as the "Company" under the terms of this Employment Agreement. As used in this Agreement, the term "successor" will mean any person, firm, corporation or other entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the Company.

                  (b) Governing Law. This Employment Agreement will be governed by and construed under Michigan law, without regard to conflict of laws principles.

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

                  (c) Entire Agreement. This Employment Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and is the exclusive statement of the agreement between the parties concerning the subject matter hereof. This Employment Agreement may not be changed orally, but only by a written agreement signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided that no such written agreement will be binding against the Company unless authorized by the Board of Directors.

                  (d) Severability. The provisions of this Employment Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be construed to be changed to the extent reasonably necessary to make the provision, as so construed, legal, valid and binding. If any provision of this Employment Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Employment Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

                  (e) Counterparts; Facsimile. This Employment Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Employment Agreement, and this Employment Agreement may be delivered by facsimile transmission with the same effect as if a manually signed original were personally delivered. Upon execution of this Agreement by both parties, this Agreement will be binding on the parties in accordance with its terms.

                  (f) Beneficiaries. You may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received by you under this Employment Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board of Directors or the Board of Directors' designee. You may make or change such designation at any time.

                  (g) Notice. Any notices, requests, demands, or other communications provided for by this Employment Agreement will be sufficient if in writing and if delivered personally, sent by telecopier, sent by a reputable overnight delivery service or sent by registered or certified mail. Notice to you not delivered personally (or by telecopy where you are known to be) will be sent to your last address on the books of the Company, and notice to the Company not delivered personally (or by telecopy to the known telecopy number of the person it is being sent to) will be sent to it at its principal office. All notices to the Company will be delivered to the Chairman of the Board of Directors or his designee designated by notice given in accordance with the terms hereof. Delivery will be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

         If this Employment Agreement correctly expresses our mutual understanding, please execute and date the enclosed copy of this Employment Agreement and return it to me.

                                                                    EXHIBIT 10.2

 EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME LEARNING CENTERS,
                            INC. AND ALFRED R. NOVAS

                                CHILDTIME LEARNING CENTERS, INC.


                                By:  /s/ Benjamin Jacobson
                                   -----------------------------------------
                                         Name:  Benjamin R. Jacobson
                                                ----------------------------
                                             Its:  Director and Authorized Agent
                                                   -----------------------------
Accepted and Agreed to:

/s/ Alfred R. Novas
---------------------------
Alfred R. Novas

                                                                    EXHIBIT 10.2

          EMPLOYMENT AGREEMENT DATED AUGUST 14, 2001 BETWEEN CHILDTIME
                   LEARNING CENTERS, INC. AND ALFRED R. NOVAS

                                    EXHIBIT A

                                IRREVOCABLE PROXY

         The undersigned (the "Shareholder") irrevocably appoints George A. Kellner, or his designee ("Proxy"), as his proxy, with full power of substitution, and authorizes Proxy to represent and to vote all of the shares of Common Stock, no par value, of Childtime Learning Centers, Inc., a Michigan corporation (the "Corporation"), held of record or beneficially owned by Shareholder or his or her legal representative and acquired pursuant to the exercise of options granted under the letter agreement referred to below, in any manner deemed appropriate by Proxy, in his or her sole discretion, with respect to any issues and matters which may properly come before any meeting of the shareholders of the Corporation and on which the Shareholder or his or her legal representative is entitled to vote, including voting such shares by written consent in accordance with the Articles of Incorporation (the "Articles") and Bylaws (the "Bylaws") of the Corporation and applicable law.

         This Irrevocable Proxy is coupled with an interest and is given pursuant to the terms of a letter agreement dated August 14, 2001, between the Corporation and the Shareholder. The Shareholder will execute and deliver such renewals and modifications of this Irrevocable Proxy as may be necessary to continue its validity beyond any limitation imposed by the Articles, Bylaws or applicable law.

         This Irrevocable Proxy has been duly executed and delivered on August 14, 2001.


                                                            /s/ Alfred R. Novas
                                                            --------------------
                                                            Alfred R. Novas